Exhibit 99.1

NEWS RELEASE	CONTACT:	Lara Mahoney
440-329-6393

INVACARE CORPORATION ANNOUNCES SALE OF ALTIMATE MEDICAL TO ROCKWOOD EQUITY PARTNERS

Elyria, Ohio (August 29, 2014) - Invacare Corporation (NYSE: IVC) announced today that it has completed the sale of Altimate Medical, Inc. (Altimate), its domestic manufacturer of stationary standing assistive devices for use in patient rehabilitation, to Rockwood Equity Partners for approximately $23,000,000 in cash, subject to a $1,000,000 escrow arrangement and further subject to certain post-closing adjustments.

Robert K. Gudbranson, Invacare Interim President and Chief Executive Officer, said, “Altimate is a strong business, but it is outside of Invacare's core North America/Home Medical Equipment product portfolio. I am grateful to the associates at Altimate for the contributions that they have made to Invacare. The net proceeds from this divestiture give us the opportunity to strengthen our balance sheet through the continued reduction of debt."

Subject to the escrow arrangement and certain post-closing adjustments, Invacare preliminarily estimates that it will realize net proceeds from the sale of the Altimate business of approximately $21,700,000, net of tax and expenses. Invacare will use the proceeds to reduce debt outstanding under its revolving credit facility. For the six months ended June 30, 2014, net sales for the Altimate business were approximately $8,937,000 and earnings before tax before any pro forma adjustments were approximately $2,312,000.

Founded in 1999, Rockwood Equity Partners is a private investment firm that is focused on investing out of its committed capital fund in lower middle market companies with revenues typically between $10 million and $100 million. Its approach is to partner with strong management teams and provide support and resources as they build their businesses. The firm is particularly interested in privately-owned companies in need of ownership transition and divisions of larger entities. For more information, visit www.rockwoodequity.com.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company had approximately 5,400 associates as of June 30, 2014, and markets its products in approximately 80 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “believe” and “anticipate,” as well as similar comments, denote forward-looking statements that are subject to inherent uncertainties that are difficult to predict. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties, which include, but are not limited to, the following: ineffective cost reduction and restructuring efforts or inability to realize anticipated cost savings from such efforts; delays, disruptions or excessive costs incurred in facility closures or consolidations; compliance costs, limitations on the production and/or distribution of the Company's products, inability to bid on or win certain contracts, unabsorbed capacity utilization, including fixed costs and overhead, or other adverse effects of the FDA consent decree of injunction; any circumstances or developments that might further delay or adversely impact the results of the final, most comprehensive third-party expert certification audit or FDA inspection of the Company's quality systems at the Elyria, Ohio, facilities impacted by the FDA consent decree, including any possible requirement to perform additional remediation activities or further resultant delays in receipt of the written notification to resume operations (which could have a material adverse effect on the Company's business, financial condition, liquidity or results of operations); the failure or refusal of customers or healthcare professionals to sign verification of medical necessity (VMN) documentation or other certification forms required by the exceptions to the FDA consent decree; possible adverse effects of being leveraged, including interest rate or event of default risks, including those relating to the Company's financial covenants under its credit facility (particularly as might result from the impacts associated with the FDA consent decree); the Company's inability to satisfy its liquidity needs, including efforts to negotiate a new bank agreement, or additional costs to do so; adverse changes in government and other third-party payor reimbursement levels and practices both in the U.S. and in other countries (such as, for example, more extensive pre-payment reviews and post-payment audits by payors, or the Medicare National Competitive Bidding program); impacts of the U.S. Affordable Care Act that was enacted in 2010 (such as, for example, the impact on the Company of the excise tax on certain medical devices, which began on January 1, 2013, and the Company's ability to successfully offset such impact); legal actions, governmental enforcement actions, regulatory proceedings or the Company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the Company's products or operations in the United States or abroad; product liability or warranty claims; product recalls, including more extensive recall experience than expected; exchange rate or tax rate fluctuations; inability to design, manufacture, distribute and achieve market acceptance of new products with greater functionality or lower costs or new product platforms that deliver the anticipated benefits; consolidation of health care providers; lower cost imports; uncollectible accounts receivable; difficulties in implementing/upgrading Enterprise Resource Planning systems; risks inherent in managing and operating businesses in many different foreign jurisdictions; decreased availability or increased costs of materials which could increase the Company's costs of producing or acquiring the Company's products, including possible increases in commodity costs or freight costs; heightened vulnerability to a hostile takeover attempt arising from depressed market prices for Company shares; provisions of Ohio law or in the Company's debt agreements, shareholder rights plan or charter documents that may prevent or delay a change in control, as well as the risks described from time to time in the Company's reports as filed with the Securities and Exchange Commission. Except to the extent required by law, the Company does not undertake and specifically declines any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.